Exhibit 99.1

May 10, 2010

EXPLORATION NEWS RELEASE

US GOLD’S REGIONAL DRILLING IN MEXICO RETURNS

213.9 GPT SILVER OVER 16.1 METERS AT PALMARITO

TORONTO, ONTARIO (May 10, 2010) US GOLD CORPORATION (NYSE Amex: UXG) (TSX: UXG) is pleased to announce results from five core holes at the Palmarito Project in Sinaloa State, Mexico. Palmarito is located 9 miles (15 km) from the Company’s flagship El Gallo silver discovery (Fig 1) and is part of an aggressive regional exploration program. The best hole from Palmarito intersected 6.2 ounces of silver per ton (opt) over 52.8 feet (ft) (213.9 grams per tonne silver (gpt) over 16.1 meters (m).

PALMARITO EXPLORATION OVERVIEW

The objective of US Gold’s exploration at Palmarito is to increase the size and grade of the resource by identifying new areas that could be included in the El Gallo Preliminary Economic Study (PEA), which is scheduled to be released during the Fourth Quarter. Results included in this release are the first core holes completed in the Palmarito Southwest Zone (Fig 2).

US Gold is encouraged by these results because: 1) they successfully confirmed the presence of silver mineralization beyond the limits of the current Palmarito resource; 2) the weighted average grade from these holes is approximately 100% higher than the current resource; and 3) the mineralization is near surface and appears have good growth potential.  Highlights from the Palmarito Southwest Zone are listed below:

Hole #	Silver	Length	From	To	Silver	Length	From	To
	(opt)	(ft)	(ft)	(ft)	(gpt)	(m)	(m)	(m)

PMX-043	2.0	29.0	128.4	157.5	67.2	8.9	39.2	48.0

PMX-044	3.6	21.7	44.0	65.6	123.0	6.6	13.4	20.0

PMX-045	4.5	20.3	115.2	135.5	156.0	6.2	35.1	41.3
Including	9.1	5.9	120.4	126.3	311.0	1.8	36.7	38.5

PMX-046	6.2	52.8	37.6	90.4	213.9	16.1	11.5	27.6
Including	16.1	10.0	59.2	69.2	550.7	3.1	18.1	21.1

PMX-047	2.8	17.6	428.6	446.2	94.8	5.4	130.7	136.0
Including	7.3	3.9	428.6	432.6	251.0	1.2	130.7	131.9

All depths indicated in table are down hole

1.17 opt Ag (40 gpt Ag) cutoff

Allowable waste interval was 9.8 ft (3 m) of < 1.17 opt Ag (40 gpt Ag)

Numbers may not add due to rounding

True widths are unknown

Drilling in the Palmarito Southwest Zone occurred over a 184 ft (56 m) strike length (Fig 3). Exploration is currently ongoing in the Palmarito Main Zone with drilling focusing on high-grade at depth. Results from these deeper holes are expected to be released in approximately four weeks. US Gold expects to publish an updated resource estimate for Palmarito during the Fourth Quarter as part of the PEA being completed for El Gallo.

GEOLOGICAL TECHNICAL DESCRIPTION OF PALMARITO

Palmarito is a low-sulfidation, epithermal silver deposit. The area is primarily comprised of andesitic-dacitic volcanic rocks of the Sierra Madre Occidental Lower Volcanic Sequence which are cut by a hypabyssal rhyolitic intrusive. Silver mineralization is associated with strong silicification and siliceous breccias at or near the adnesite/rhyolite contact.

ABOUT US GOLD (www.usgold.com)

US Gold Corporation is a Colorado incorporated gold and silver exploration company with a strong treasury, no debt and two significant land holdings, one in Nevada next to Barrick Gold’s multi-million ounce Cortez project, and the other in Mexico where an exciting high-grade silver discovery has been made. US Gold’s goal is to qualify for inclusion in the S&P 500 within 5 years. US Gold’s shares trade on the NYSE Amex and the Toronto Stock Exchange under the symbol UXG. US Gold has good market liquidity, trading 1.0 million shares daily, and is included in S&P/TSX and Russell indices.

QUALIFIED PERSON

This news release has been viewed and approved by John Read, US Gold’s consulting geologist, who is a Qualified Person as defined by National Instrument 43-101 and is responsible for program design and quality control of exploration undertaken by the Company at its Mexican exploration properties.

Samples from the core drilling were split on-site at the Company’s Magistral Mine property.  One quarter of the split drill core was shipped to ALS Chemex in Hermosillo for sample preparation and analysis by 4-acid digestion with ICP determination for silver and fire assay for gold. Samples returning greater than 1500 ppm silver or 10 ppm gold were re-analyzed using gravimetric fire assay. Standards and blanks were inserted every 25 samples. All holes were drilled with HQ bits. Samples were taken based on lithologic and/or mineralized intervals and vary in length. The true width of the mineral zone has not yet been determined.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

Ian J. Ball VP, Mexico Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 99 George Street, 3rd Floor Toronto, ON M5A 2N4 E-mail: info@usgold.com

Palmarito Silver Project: Core Holes Assays	Table 1

May 10, 2010

Hole #	Silver	Length	From	Silver	Length	From	Azimuth	Dip	Easting	Northing
	(opt)	(ft)	(ft)	(gpt)	(m)	(m)

PMX-043	2.0	29.0	128.4	69.7	8.9	39.2	283°	-70°	200980	2830310

PMX-044	3.6	21.7	44.0	123.0	6.6	13.4	110°	-50°	200943	2830305

PMX-045	4.5	20.3	115.2	156.0	6.2	35.1	257°	-70°	200966	2830287
Including	9.1	5.9	120.4	311.0	1.8	36.7

PMX-046	6.2	52.8	37.6	213.9	16.1	11.5	115°	-50°	200935	2830269
Including	16.1	10.0	59.2	550.7	3.1	18.1

PMX-047	2.8	17.6	428.6	94.8	5.4	130.7	115°	-45°	200897	2830282
Including	7.3	3.9	428.6	251.0	1.2	130.7

Figure 1

Palmarito Project Location

May 10, 2010

Legend
US Gold Property
Third Party Claim
US Gold Exploration Project
Road
0
5
Kilometers
0
3
Miles
N
El Gallo - Silver
Magistral - Gold
Palmarito - Silver
190000
195000
200000
205000
210000
215000
220000
2845000
2840000
2835000
2830000

US★GOLD

Figure 2

Palmarito Aerial (Plan) View

May 10, 2010

Current Drilling
Results Pending
NI 43-101 Resource
Southwest
Zone
0
400
800
Feet
N
0
100
200
Meters
Legend
Historic Production
Fault
Mineral Resource Area
Southwest Zone
Rhyolite Dome
Alluvium
Current Drilling
Results Pending

Figure 3

Palmarito Aerial (Plan) View - Drill Hole Location

May 10, 2010

PMX-044
PMX-043
PMX-047
PMX-045
PMX-046
Legend
Historic Production
Fault
Mineral Resource Area
Rhyolite Dome
Alluvium
NI 43-101 Resource
Southwest Zone
0 400 800
Feet
N
0 100 200
Meters